EXHIBIT (a)(6)

The PMI Group, Inc.

NEWS RELEASE

Investors: Bill Horning (925) 658-6193
Media: Beth Haiken (925) 658-6192

The PMI Group, Inc. Announces Final Results of Exchange Offer for

2.50% Senior Convertible Debentures due 2021

WALNUT CREEK, CA, August 22, 2006 – The PMI Group, Inc. (NYSE: PMI) announced today final results of its offer to exchange up to $359,892,000 in aggregate principal amount of its existing 2.50% Senior Convertible Debentures due 2021 for an equal amount of its new 2.50% Senior Convertible Debentures due 2021 and an exchange fee of $3.50 for each $1,000 principal amount of existing debentures accepted for exchange. The exchange offer expired on August 16, 2006 at 5:00 p.m., New York City time.

Based on information provided by The Bank of New York Trust Company, N.A., the exchange agent for the exchange offer, at the expiration of the exchange offer, $341,478,000 aggregate principal amount of the existing debentures, representing approximately 95% of the outstanding principal amount of the existing debentures, were properly tendered for exchange and not withdrawn. All of the existing debentures that were properly tendered and not withdrawn have been accepted for exchange. Following settlement of the exchange, $341,478,000 of the new debentures and $18,414,000 of the existing debentures will be outstanding.

About The PMI Group, Inc.

The PMI Group, Inc. (NYSE:PMI), headquartered in Walnut Creek, CA, is an international provider of credit enhancement products that promote homeownership and facilitate mortgage transactions in the capital markets. Through its wholly owned subsidiaries and unconsolidated strategic investments, the company offers residential mortgage insurance and credit enhancement products domestically and internationally, financial guaranty insurance, and financial guaranty reinsurance. Through its subsidiaries, The PMI Group, Inc. is one of the world’s largest providers of private mortgage insurance with operations in the United States, Australia, New Zealand, and the European Union, as well as one of the largest providers of mortgage guaranty reinsurance in Hong Kong. For more information: www.pmigroup.com.

Cautionary Statement

Risks and uncertainties related to PMI’s business are discussed in PMI’s SEC filings, including its Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended June 30, 2006. We undertake no obligation to update forward-looking statements.